Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150612

MOODY NATIONAL REIT I, INC.
SUPPLEMENT NO. 2 DATED JUNE 8, 2010
TO THE PROSPECTUS DATED APRIL 23, 2010

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2010 relating to our offering of up to $1,100,000,000 in shares of our common stock, as supplemented by Supplement No. 1 to our prospectus, dated May 14, 2010.  The purpose of this Supplement No. 2 is to disclose:

•     the status of our initial public offering;

•     the grant of shares of restricted stock to our independent directors;

•     our acquisition of an indirect interest in a hotel property located in Atlanta, Georgia;

•     the repayment of a promissory note used to fund our initial capital contribution in a joint venture;

•     the authorization of a cash distribution to our stockholders;

•     changes to our management and a reduction in the size of our board of directors;

•     “Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, filed with the Securities and Exchange Commission on May 17, 2010; and

•     our consolidated financial statements and the notes thereto as of March 31, 2010 and December 31, 2009 (unaudited).

Status of Our Initial Public Offering

We commenced our initial public offering of $1,100,000,000 in shares of our common stock on April 15, 2009. We are offering $1,000,000,000 in shares of our common stock in our primary offering and $100,000,000 in shares of our common stock pursuant to our distribution reinvestment plan.  The terms of our public offering required us to deposit all subscription proceeds in escrow pursuant to the terms of our escrow agreement with UMB Bank, N.A., or our escrow agent, until the earlier of the date we receive subscriptions aggregating at least $2,000,000 or June 14, 2010. On May 18, 2010, we raised the minimum offering amount of $2,000,000 and all of the subscription proceeds held in escrow, plus interest, were released to us. As of June 4, 2010, we had accepted investors’ subscriptions for, and issued, 226,000 shares of our common stock, resulting in gross offering proceeds of approximately $2,259,500. Our initial public offering will terminate on April 15, 2011, unless extended.

Grant of Restricted Stock to Our Independent Directors

Under our independent directors compensation plan, each of our current independent directors is entitled to receive 5,000 shares of restricted common stock when we raise the minimum offering amount of $2,000,000 in our initial public offering. On May 18, 2010, we raised the minimum offering amount of $2,000,000 in our initial public offering and each of our independent directors received his initial grant of 5,000 shares of restricted common stock.

Our Acquisition of an Interest in the Residence Inn Property

On May 27, 2010, we acquired an indirect interest in a hotel property located at 6096 Barfield Road, Atlanta, Georgia, commonly known as the Residence Inn by Marriot Perimeter Center, or the Residence Inn property, through Moody National RI Perimeter JV, LLC, or the joint venture.  We own a 75% interest in the joint venture through Moody National Perimeter REIT JV Member, LLC, or the REIT JV Member, a wholly-owned subsidiary of our operating partnership. Moody National RI Perimeter TO, LLC, or the Moody JV Member, a limited liability company wholly owned by Brett C. Moody, our chairman and chief executive officer, owns a 25% membership interest in the joint venture.

Property Acquisition

On May 27, 2010, or the closing date, Moody National RI Perimeter Holding, LLC, a wholly-owned subsidiary of the joint venture, or RI Perimeter Holding, acquired fee simple title to the Residence Inn property by purchasing the interests in the Residence Inn property held by twenty-seven tenant-in-common owners, which we collectively refer to as the “seller.” RI Perimeter Holding acquired the Residence Inn property for an aggregate purchase price of $7,350,000, comprised of (1) a cash payment to the seller of $2,350,000 (inclusive of a nonrefundable $100,000 payment to the seller made prior to the closing date) and (2) the assumption and modification of $5,000,000 of existing indebtedness on the Residence Inn property (as described below), plus closing costs, transfer taxes and certain payments to third parties in connection with fees incurred by seller. On the closing date, RI Perimeter Holding paid the seller a cash purchase price of approximately $2,250,000.  In connection with the acquisition of the Residence Inn property, RI Perimeter Holding made additional payments in the amount of $125,000 to third parties in payment for legal and consulting fees incurred by the seller. In connection with the acquisition of the Residence Inn property, our advisor waived its acquisition fee.

The seller acquired the Residence Inn property pursuant to an offering of tenant-in-common interests sponsored by one of our affiliates and RI Perimeter Holding agreed to purchase the Residence Inn property as described above in connection with the restructuring of the existing financing secured by the Residence Inn property.  The Residence Inn property is one of our sponsor’s 46 prior real estate programs.  For more information on this program and our sponsor’s other prior real estate programs, see “Prior Performance Summary” in our prospectus and the prior performance tables included as Appendix A to our prospectus.

Description of the Property

The Residence Inn property is comprised of an approximately 225,127 square foot (5.17 acre) parcel of land located near Interstate 285 and GA Highway 400, in the center of the Perimeter Center business district near Atlanta, Georgia, or the perimeter submarket.  The Residence Inn property is an all suite hotel developed in 1987 with 128 rooms ranging from 500 square foot studios to 800 square foot bi-level, two bedroom penthouse suites. The Residence Inn property features a number of guest amenities, including a breakfast dining area, approximately 734 square feet of meeting space, an outdoor pool and whirlpool, an exercise room and a business center.

The perimeter submarket is the largest office market in the southeastern United States with over 22 million square feet of office space. The Residence Inn property is located near the offices of a number of major employers in the perimeter submarket, including Hewlett Packard, Cox Enterprises, Children’s Healthcare of Atlanta and St. Joseph’s Hospital. Top corporate accounts at the Residence Inn property include Pantech Wireless, FDIC and Oracle, which occupied 1,528, 490 and 326 room nights respectively in 2009. The perimeter submarket is also in close proximity to the Perimeter Mall, one of the largest malls in the Atlanta area, and major attractions in downtown Atlanta, such as the Georgia Aquarium and the Coca Cola Museum.

The Residence Inn property faces competition from other comparable properties located in and around the perimeter submarket, including the Comfort Suites Perimeter Center, the Hampton Inn Atlanta Perimeter Center and the Hyatt Place Atlanta Perimeter Center, each of which are hotel properties located within approximately one mile of the Residence Inn property.

Management currently has plans for extensive interior renovations to the Residence Inn property over a four year period. Management’s renovation plan includes a replacement of soft goods, including carpet, drapes and walls (paint/vinyl), furniture replacements and guestroom updates. The renovation plan for the Residence Inn property also contemplates upgrades to kitchen and bathroom spaces, including the replacement of countertops, appliances, cabinets and flooring. Total capital expenditures are estimated to be approximately $1.63 million over the planned renovation period. Management currently believes that the Residence Inn property is suitable for its intended purpose and adequately covered by insurance. For federal income tax purposes, we estimate that the depreciable basis in the Residence Inn property will be approximately $8.98 million. We depreciate buildings based upon an estimated useful life of 39 years using the straight-line method. For 2009, the Residence Inn property paid real estate taxes of approximately $123,510 at a rate of approximately 3.27%.

Financing of Property Acquisition

The purchase of the Residence Inn property by RI Perimeter Holding was funded by additional capital contributions to the joint venture from the REIT JV Member and the Moody JV Member, which we refer to as “follow-on contributions.” On the closing date, the REIT JV Member and the Moody JV Member made follow-on contributions to the joint venture in the amount of $2,046,750 and $682,250, respectively, the aggregate amount of which was sufficient to fund the cash purchase price and the other fees and expenses incurred in connection with the acquisition of the of the Residence Inn property.

Promissory Note

A portion of the REIT JV Member’s follow-on contribution was funded pursuant to a promissory note in favor of the Moody JV Member in the aggregate principal amount of $200,000, or the follow-on promissory note. The entire principal amount of the follow-on promissory note and all accrued and unpaid interest thereon is due and payable in full on May 27, 2011. The unpaid principal amount of the follow-on promissory note bears interest at a rate of 1.25% per annum.

Citicorp Loan

In connection with the acquisition of the Residence Inn property by RI Perimeter Holding, on the closing date, RI Perimeter Holding and Moody National RI Perimeter Master Tenant, LLC, or Perimeter Master Tenant, a wholly-owned subsidiary of our taxable REIT subsidiary, which we collectively refer to as the “borrower,” entered into a modification on the existing indebtedness on the Residence Inn property in the form of a loan in the aggregate principal amount of $5,000,000, or the loan, from Citicorp North America, Inc., or Citi, pursuant to a loan agreement. The loan is evidenced by a promissory note issued by the borrower and payable to the order of Citi. The borrower will use the proceeds of the loan solely to repay the remaining outstanding indebtedness on a loan secured by a security interest in the Residence Inn property made by Citigroup Global Markets Realty Corp. to, among others, Moody National RI Perimeter S, LLC and Moody National RI Perimeter H, LLC, each of which are affiliates of our sponsor.

The entire unpaid principal balance of the loan and all accrued and unpaid interest thereon will be due and payable in full on June 6, 2015, which we refer to as the “loan maturity date.” Interest on the outstanding principal balance of the loan will accrue at a per annum rate equal 6.50%. In the event that, and so long as, any event of default has occurred and is continuing under the loan agreement, the outstanding principal balance of the loan and, to the extent permitted by law, any overdue and unpaid interest thereon, will bear interest at a per annum rate equal to the lesser of (1) the highest interest rate permitted by applicable law and (2) 6.50% plus 5.0%. The borrower will make a monthly payment of interest only from the date of the loan agreement through the monthly payment due in June 2010. Beginning with the monthly payment due in July 2010 and for each monthly payment due thereafter through the loan maturity date, the borrower will make a monthly payment of interest, and, to the extent applicable, principal, in an amount determined pursuant to the loan agreement. Provided that no event of default has occurred and is continuing, the borrower may, upon thirty (30) days prior written notice to Citi, prepay the loan in full. Any prepayment by the borrower prior to December 6, 2014 will be subject to a prepayment penalty calculated in accordance with the loan agreement.

Prior to the closing date, the borrower deposited $400,000 into an account held by Citi, or the PIP reserve account, in order to fund the completion of certain replacements, renovations, refurbishments, additions and similar work at the Residence Inn property, or PIP work, when and as required by Residence Inn by Marriott LLC, or Marriott, the manager of the Residence Inn property. In addition, on each monthly payment date, the borrower will deposit additional funds into the PIP reserve account (together with the initial $400,000 deposit, referred to as the “PIP reserve funds”).  Citi will disburse PIP reserve funds to the borrower upon satisfaction by the borrower of certain conditions, including, but not limited to, submission of a written request for payment to Citi specifying the completed PIP work to which the payment relates. In addition, on the closing date, the borrower deposited the sum of $50,000 into an account held by Citi, or the seasonality reserve account. Provided that no event of default has occurred and is continuing, Citi may elect to offset any shortfall in the borrower’s scheduled principal and interest payments with funds from the seasonality reserve account. Pursuant to the loan agreement, the borrower granted Citi a first priority perfected security interest in and to the PIP reserve account, the seasonality reserve account, the clearing account (as defined below), the cash management account (as defined below), any other accounts established by the borrower pursuant to the loan agreement or any other document related to the loan and all sums deposited into any such accounts.

On the closing date, pursuant to a clearing account agreement between borrower, Citi, Marriott and Wells Fargo Bank, N.A., or the clearing bank, borrower established an account with the clearing bank for the sole and exclusive benefit of Citi, or the clearing account. Pursuant to the clearing account agreement, for so long as the loan remains outstanding, the borrower will deposit or cause to be deposited into the clearing account (1) while the management agreement (defined below) is in effect, all operating profit (calculated pursuant to the management agreement) due and payable to the borrower pursuant to the terms of the management agreement, and (2) if the management agreement is no longer in effect, all revenue generated by the Residence Inn property, less an amount equal to the Residence Inn property’s monthly operating expenses (calculated pursuant to the loan agreement). On each business day the clearing bank will transfer all funds held in the clearing account in excess of $2,000,000 to an account established by the borrower pursuant to the loan agreement for the sole and exclusive benefit of Citi, or the cash management account.  On each monthly payment date during the term of the loan, Citi will disburse the funds, if any, in the cash management account in the amounts and order of priority established by the loan agreement.

The loan agreement contains customary covenants of the borrower, including, without limitation, maintenance and use of the Residence Inn property, payment of taxes on the Residence Inn property, maintenance of books and records, performance of other agreements and limitations on the cancellation of debt. In addition, pursuant to the loan agreement, the borrower covenants (1) to diligently perform and enforce the terms and conditions of the management agreement, (2) not to amend, modify or cancel the management agreement in any way without Citi’s prior written consent and (3) to only engage a replacement manager of the Residence Inn property approved by Citi in the event the management agreement is terminated for any reason. The loan agreement provides for customary events of default, some with corresponding cure periods, including, without limitation, payment defaults, the failure to maintain the insurance policies required pursuant to the loan agreement, breaches of representations or covenants under the loan agreement, cross-defaults to other agreements evidencing indebtedness secured by the Residence Inn property, liens against the Residence Inn property and bankruptcy-related defaults. In addition, the loan agreement provides that it shall be an event of default if the management agreement is canceled, terminated or suspended in accordance with its terms due to any uncured breach of the management agreement by the borrower or the operating lease relating to the Residence Inn property is terminated, surrendered or amended with Citi’s prior consent. Upon an uncured event of default under the loan agreement, Citi may, at its option, declare that all amounts outstanding under the loan agreement are immediately due and payable in full.

The performance of the obligations of the borrower under the loan agreement will be secured by (1) the security interest granted in the Residence Inn property and other collateral by the borrower pursuant to a deed to secure debt and security agreement, (2) an assignment of the leases and rents of the Residence Inn property by the borrower in favor of Citi and (3) an absolute, irrevocable and unconditional guaranty of the payment of the obligations and liabilities of the borrower under the loan agreement granted to Citi by us, Brett C. Moody and our operating partnership. In addition, pursuant to an environmental indemnity agreement, or the environmental indemnity, we, Brett C. Moody, our operating partnership and the borrower, collectively, the indemnitors, have agreed to jointly and severally indemnify and hold harmless Citi, its affiliates and certain other parties from and against any losses, damages, claims or other liabilities that Citi or such other parties may suffer or incur as a result of, among other things, (1) the existence, use, treatment, storage, generation, removal or transportation of certain hazardous substances at the Residence Inn property, (2) any violation of any environmental laws in connection with the Residence Inn property and (3) any breach of any representation or covenant made in the environmental indemnity by any indemnitor.

Management and Leasing of the Residence Inn Property

In connection with the acquisition of the Residence Inn property, our operating partnership formed a taxable REIT subsidiary, Moody National RI Perimeter MT, Inc., or the TRS, in which the REIT JV Member owns 75% of the outstanding shares and Brett C. Moody owns 25% of the outstanding shares. On the closing date, Perimeter Master Tenant and Moody National RI Perimeter MT, LLC, an affiliate of our sponsor, or Moody Perimeter MT, entered into an assignment and assumption agreement pursuant to which Moody Perimeter MT assigned to Perimeter Master Tenant all of its right, title and interest in and to the management agreement with respect to the Residence Inn property by and between Moody Perimeter MT and Marriott, or the management agreement, and Perimeter Master Tenant assumed the rights and obligations of Moody Perimeter MT with respect to the management agreement.

In connection with the assignment of the management agreement to Perimeter Master Tenant, on the closing date, RI Perimeter Holding, Perimeter Master Tenant and Marriott entered into an agreement regarding their respective obligations pursuant to the management agreement, or the owner agreement. Pursuant to the terms of the owner agreement, RI Perimeter Holding unconditionally guarantees the payment and performance of the obligations of Perimeter Master Tenant under the management agreement. The owner agreement also provides that, upon a written request from Marriott, RI Perimeter Holding will terminate the hotel lease (as described below) if an event of default by Perimeter Master Tenant has occurred under the management agreement. The payment and performance of the obligations of RI Perimeter Holding under the owner agreement is secured by a guaranty of landlord’s obligations granted by Brett C. Moody in favor of Marriott International Inc. and Marriott.

On the closing date, RI Perimeter Holding and Perimeter Master Tenant entered into a hotel lease agreement, or the hotel lease, pursuant to which RI Perimeter Holding leased the Residence Inn property to the Perimeter Master Tenant. The hotel lease provides for a 25 year lease term, provided that RI Perimeter Holding may terminate the hotel lease upon 45 days prior written notice to Perimeter Master Tenant in the event that RI Perimeter Holding contracts to sell the Residence Inn property to a non-affiliated entity, effective upon the consummation of such a sale of the Residence Inn property. Pursuant to the hotel lease, Perimeter Master Tenant will pay an annual base rent of $570,000, $600,000, $700,000, $800,000 and $900,000 during year one, two, three, four and five, respectively, of the lease term. The annual base rent paid by Perimeter Master Tenant will be adjusted as set forth in the hotel lease beginning in year six of the lease term, and every five years thereafter for the remaining term of the lease.  In addition to an annual base rent, Perimeter Master Tenant will pay an annual percentage rent in an amount equal to (1) a fixed percentage of the Residence Inn property’s gross revenues for the previous year, minus (2) the amount of the annual base rent paid for the previous year.

Repayment of a Promissory Note Relating to Our Joint Venture Investment

As of April 30, 2010, the REIT JV Member had made an initial capital contribution to the joint venture in the amount of $461,250. The REIT JV Member’s initial capital contribution to the joint venture was funded pursuant to a promissory note, or the promissory note, in favor of Moody JV Member in the aggregate principal amount of $461,250. On the closing date, in connection with the acquisition of the Residence Inn property, the REIT JV Member repaid the entire principal amount of the promissory note and all accrued and unpaid interest thereon.

Authorization of Cash Distribution to Our Stockholders

On May 20, 2010, we authorized and declared a cash distribution to our stockholders, or the distribution, contingent upon the closing of our acquisition of an indirect interest in the Residence Inn property. The distribution will (1) accrue daily to our stockholders of record as of the close of business on each day commencing one business day following the closing date; (2) be payable in cumulative amounts on or before the 15th day of each calendar month; and (3) be calculated at a rate of $0.002192 per share of the our common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock.

Changes to Our Management and Reduction in Size of Our Board

On May 13, 2010, W. Kyle Bebee, a member of our board of directors, resigned from his position as a member of our board of directors, effective as of May 13, 2010. On May 20, 2010, our board of directors authorized a decrease in the size of our board of directors from five directors to four directors.

On May 13, 2010, Mary E. Smith, our Vice President, Securities Counsel and Secretary, resigned from her respective positions with us, effective as of May 13, 2010. On May 20, 2010, our board of directors appointed Robert W. Engel to serve as our Secretary.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto as of March 31, 2010 and December 31, 2009 contained in this supplement.

Certain statements included in this discussion that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. All forward-looking statements included herein should be read in light of the factors identified in the “Risk Factors” section of our prospectus, as the same may be amended and supplemented from time to time.

Overview

We were formed as a Maryland corporation on January 15, 2008 to invest in a diversified portfolio of real estate investments. Our targeted investments include hotel, multifamily, office, retail and industrial properties. We may also invest in real estate securities and debt-related investments. As of March 31, 2010, neither we nor our subsidiary have contracted to purchase any properties or other investments. We are dependent upon proceeds received from the sale of shares of our common stock in our initial public offering and any indebtedness that we may incur in order to conduct our proposed real estate investment activities. We have initially been capitalized with $200,000 from the sale of 22,222 shares of our common stock to our sponsor, Moody National REIT Sponsor, LLC. Our sponsor, or any affiliate of our sponsor, must maintain this investment while it remains our sponsor.

On May 2, 2008, we filed a registration statement on Form S-11 with the SEC to offer a maximum of 100,000,000 shares of our common stock to the public in our primary offering and 10,526,316 shares of our common stock to stockholders pursuant to our distribution reinvestment plan. On April 15, 2009, the SEC declared our registration statement effective and we commenced our initial public offering. We are initially offering shares of our common stock to the public in the primary offering at a price of $10.00 per share, with discounts available for certain purchasers, and to our stockholders pursuant to our distribution reinvestment plan at a price of $9.50 per share. Our board of directors may change the price at which we offer shares to the public in our primary offering from time to time during the offering, but not more frequently than quarterly, to reflect changes in our estimated per-share net asset value and other factors our board of directors deems relevant. We intend to use substantially all of the net proceeds from the public offering to invest in a diverse portfolio of real estate assets.

As of March 31, 2010, we had received subscriptions to purchase approximately $76,500 in shares, or 7,650 shares, of our common stock. Subscription proceeds are placed in an escrow account until such time as subscriptions to purchase at least $2,000,000 of shares of common stock have been received and accepted by us. On April 2, 2010, we delivered written notice to our escrow agent of our election to extend the date by which we are required to raise the minimum offering amount by 60 days from April 15, 2010 to June 14, 2010. Following this extension, if we do not raise at least $2,000,000 in subscription proceeds by June 14, 2010, the escrow agent is required to return all funds in the escrow account to subscribers and we will stop selling our shares.

Our ability to continue as a going concern is dependent on raising the minimum offering amount and additional funds to enable us to pursue our acquisition strategy. Due to the uncertainties described above, there is substantial doubt about whether we will be able to continue as a going concern. Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liability amounts that may be necessary if we are unable to continue as a going concern.

We are externally managed by our advisor, Moody National Advisor I, LLC. Our advisor may, but is not required to, establish working capital reserves from offering proceeds, out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve during the initial stages of our initial public offering; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Market Outlook

The recent economic downturn in the United States has impacted the real estate and credit markets, primarily in the form of escalating default rates on mortgages, declining home values and increasing inventory nationwide. The constraints on available credit has resulted in illiquidity and volatility in the markets for corporate bonds, asset-backed securities and commercial real estate bonds and loans.

These disruptions in the financial markets have increased the cost of credit in the commercial real estate sector. Due to the recent economic downturn, equity and debt capital available for investment in commercial real estate is limited, resulting in fewer real estate transactions, increased capitalization rates and lower property values. Economic conditions have also negatively impacted the commercial real estate sector resulting in lower occupancy, lower rental rates and declining values. We believe that the current economic environment provides unique investment opportunities; however, a renewed decline in the overall economy and availability of credit could adversely impact our operations and investments.

Liquidity and Capital Resources

Our principal demand for funds will be to acquire real estate assets, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. Over time, we intend to generally fund our cash needs from operations for items other than asset acquisitions. Our cash needs for acquisitions and investments will be funded primarily from the sale of shares of our common stock, including those offered for sale through our distribution reinvestment plan, and through the assumption of debt. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate real estate assets. As of March 31, 2010, we had not made any acquisitions or investments in real estate or otherwise.  There may be a delay between the sale of shares of our common stock and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor, subject to the oversight of our investment committee and board of directors, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. As of March 31, 2010, we had not identified any sources for these types of financings.

Results of Operations

During the period from our inception (January 15, 2008) to December 31, 2009, we had been formed but had not yet commenced real estate operations. As a result, we had no material results of operations for that period. The SEC declared the registration statement for our initial public offering effective on April 15, 2009. As of March 31, 2010, we had not raised the minimum offering amount of $2,000,000 in our initial public offering and therefore had not yet commenced operations.

Pursuant to our advisory agreement with our advisor and the dealer manager agreement with the dealer manager for our initial public offering, we are obligated to reimburse our advisor, our dealer manager or their affiliates, as applicable, for organization and offering costs associated with our initial public offering, provided that our advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering costs incurred by us exceed 15% of our gross offering proceeds. In the event we do not raise the minimum offering amount of $2,000,000 by June 14, 2010, we will terminate our initial public offering and return all subscription proceeds held in the escrow account.  In the event that we do not raise the minimum offering amount of $2,000,000 by June 14, 2010, we will have no obligation to reimburse our advisor, our dealer manager or their affiliates for any organization and offering costs.  As of March 31, 2010, our advisor and its affiliates have incurred organization costs of approximately $932,000 and offering costs of approximately $1,905,000 on our behalf. These costs are not recorded in our financial statements because such costs are not a liability to us until we sell the minimum number of shares in our public offering, and such costs will only become a liability to us to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of our initial public offering.

We also pay our independent directors an annual retainer of $50,000 plus fees for attendance at board and committee meetings. At March 31, 2010, independent director fees of approximately $186,000 had been incurred by our advisor on our behalf.

Critical Accounting Policies

General

Our accounting policies have been established to conform with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our operating partnership. All intercompany profits, balances and transactions are eliminated in consolidation.

Our consolidated finiancial statements will also include the accounts of our consolidated subsidiaries and joint ventures through which we are the primary beneficiary for entities to be determined to be variable interest entities, or VIEs, through which we have a controlling interest. Interests in entities acquired are evaluated based on applicable GAAP which requires the consolidation of VIEs, in which we are deemed to have the controlling financial interest.  We will have the controlling financial interest if we have the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to it.  If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which we have control and/or substantive participating rights under the respective ownership agreement.

There are judgments and estimates involved in determining if an entity in which we have an investment is a VIE.  The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support.

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial statements and the rules and regulations of the SEC. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, readers should refer to the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 31, 2010.

Income Taxes

We intend to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing in the taxable year in which we satisfy the minimum offering requirements. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). REITs are subject to a number of other organizational and operations requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We plan to lease the hotels we acquire to wholly-owned taxable REIT subsidiaries that are subject to federal, state and local income taxes. We will account for income using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance will be recorded for net deferred tax assets that are not expected to be realized.

We have reviewed tax positions under GAAP guidance that clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination.

Valuation and Allocation of Real Property — Acquisition

Upon acquisition, the purchase price of real property will be allocated to the tangible assets acquired, consisting of land, buildings and tenant improvements, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place contracts, tenant relationships and any goodwill or gain on purchase. Acquisition costs will be charged to expense as incurred. Initial valuations are subject to change until the information is finalized, which will be no later than twelve months from the acquisition date.

The fair value of the tangible assets acquired, consisting of land, buildings and tenant improvements, will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and buildings. Land values will be derived from appraisals, and building values will be calculated as replacement cost less depreciation or our advisor’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of tenant improvements will be based on estimates of those costs incurred at inception of the related acquired leases, depreciated through the date of acquisition. The value of the building will be depreciated over the estimated useful life of twenty-seven to forty-five years using the straight-line method and the value of tenant improvements will be depreciated over the remaining lease terms of the respective leases, which include periods covered by bargain renewal options.

We will determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that our advisor believes we could obtain. Any difference between the fair value and stated value of the assumed debt will be recorded as a discount or premium and amortized over the remaining life of the loan.

We will determine the value of above-market and below-market leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our advisor’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the estimated remaining terms of the respective leases, which include periods covered by bargain renewal options. We will record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental revenue over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value will be charged to rental revenue.

The total value of identified real estate intangible assets acquired will be further allocated to in-place lease values, in-place contracts, in-place leasing commissions and tenant relationships based on our evaluation of the specific characteristics of each contract or tenant’s lease and our overall relationship with that respective tenant or contracting party. The aggregate value for leasing commissions will be based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition. The aggregate value of in-place leases acquired and tenant relationships will be determined by applying a fair value model. The estimates of fair value of in-place leases will include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering then current market conditions. In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we will include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on then current market conditions. The estimates of the fair value of tenant relationships will also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by our advisor on a tenant-by-tenant basis.

We will amortize the value of in-place leases and in-place leasing commissions over the remaining term of the respective leases, which include periods covered by bargain renewal options, and the value of in-place contracts will be amortized over the remaining term of the respective contracts. The value of tenant relationship intangibles will be amortized over the initial term and any anticipated renewal periods, but in no event exceeding the remaining depreciable life of the building. If a tenant terminates its lease prior to expiration of the initial terms, the unamortized portion of the in-place lease value and tenant relationship intangibles will be charged to expense.

In allocating the purchase price of each of our properties, our advisor will make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition as if it were vacant. Many of these estimates will be obtained from independent third party appraisals. However, our advisor will be responsible for the source and use of these estimates. A change in these estimates and assumptions could result in a change in the valuation of the various categories of our real estate assets or related intangibles, which could in turn result in a change in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Real Property — Ownership

Real estate property in our portfolio will be stated at cost. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties will be capitalized. Real estate taxes and interest costs incurred during construction periods will be capitalized. Capitalized interest costs will be based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs will be amortized over lives which are consistent with the constructed assets.

Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs that are not part of the exchange, will be expensed as incurred.

We intend to conduct our operations so that tenant improvements, either paid directly or in the form of construction allowances paid to tenants, will be capitalized and depreciated over the applicable lease term. Maintenance and repairs will be charged to expense when incurred. Expenditures for significant betterments and improvements will be capitalized.

Depreciation or amortization expense will be computed using the straight-line method based upon the following estimated useful lives:

Years

Buildings and improvements	27-45
Exterior improvements	10-20
Equipment and fixtures	5-10

Investments in Real Estate Securities

Investments in real estate securities are required to be classified as either trading investments, available-for-sale investments or held-to-maturity investments. Although management generally intends to hold most of our investments in real estate securities until maturity, management may, from time to time, sell any of these assets as part of the overall management of our portfolio. Accordingly, all of our real estate securities will be classified as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from independent sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. As a result, changes in fair value will be recorded to accumulated other comprehensive income, which is a component of stockholders’ equity, rather than through our consolidated statements of operations. To the extent that volatile market conditions persist or deteriorate, they may negatively impact our ability to both acquire and sell any real estate-related securities holdings at a price and with terms acceptable to us, and we could be required to recognize impairment charges in our consolidated statement of operations.  If real estate securities were classified as trading securities, there could be substantially greater volatility in earnings from period to period as these investments would be marked to market and any reduction in the value of the securities versus the previous carrying value would be considered an expense in our consolidated statements of operations.

Debt-Related Investments

Management intends to hold debt-related investments to maturity and, accordingly, such assets will be carried at cost, net of unamortized loan origination costs and fees, discounts, repayments, sales of partial interests in loans, and unfunded commitments.

Investment Impairments

For real estate we may wholly own, our management will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable. When such events or changes in circumstances are present, we will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we will recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale.

For real estate we may own through an investment in a joint venture or other similar investment structure, at each reporting date we will compare the estimated fair value of our investment to the carrying value. An impairment charge will be recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

In evaluating our investments for impairment, our advisor will make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the carrying amount of our investments, which could be material to our financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage, and other hotel revenues, will be recognized as the related services are delivered. Ongoing credit evaluations will be performed and an allowance for potential credit losses will be provided against the portion of accounts receivable that is estimated to be uncollectible.

We will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements will be recorded as deferred rent receivable and will be included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. We anticipate collecting these amounts over the terms of the leases as scheduled rent payments are made. Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenditures are incurred. In conjunction with certain acquisitions, we may receive payments under master lease agreements pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the purchase of some of our properties. Upon receipt of the payments, the receipts will be recorded as a reduction in the purchase price of the related properties rather than as rental income. These master leases may be established at the time of purchase to mitigate the potential negative effects of loss of rent and expense reimbursements. Master lease payments will be received through a draw of funds escrowed at the time of purchase and may cover a period from one to three years. These funds may be released to either us or the seller when certain leasing conditions are met. Restricted cash will include funds received by third party escrow agents, from sellers, pertaining to master lease agreements. We will record such escrows as both an asset and a corresponding liability, until certain leasing conditions are met. We will accrue lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, and the tenant is no longer occupying the property.

Valuation of Accounts and Rents Receivable

We will take into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued authoritative guidance on the consolidation of a VIE.  The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. We adopted this guidance effective January 1, 2010. The adoption of this new guidance did not have a material impact on our financial statements, but will result in additional disclosures when we acquire an interest in a VIE.

In January 2010, the FASB issued “Improving Disclosures about Fair Value Measurements.”  The standard requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. We adopted the provisions of the standard on January 1, 2010, which did not have an impact on our financial position, results of operations or cash flows.

Inflation

With the exception of leases with tenants in multifamily properties, we expect to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market. Leases in multifamily properties generally turn over on an annual basis and do not typically present the same issue regarding inflation protection due to their short-term nature. As of March 31, 2010, we had not entered into any leases.

REIT Compliance

To qualify as a REIT for tax purposes, we will be required to distribute at least 90% of our REIT taxable income to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.

Distributions

We intend to make regular cash distributions to our stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. During the early stages of our operations, we may declare distributions in excess of funds from operations. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income” each year.  Our stockholders may choose whether to have distributions paid in cash or to have distributions otherwise payable to them in cash invested in additional shares of our common stock pursuant to the terms and conditions of our distribution reinvestment plan. As of March 31, 2010, we had not paid any distributions.

Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net operating income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, an industry trade group, or NAREIT, has promulgated a standard known as Funds from Operations, or FFO for short, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We will adopt the NAREIT definition for computing FFO because, in our view, FFO is used as a supplemental measure in conjunction with net income. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance. Additionally, FFO as disclosed by other REITs may not be comparable to our calculation. As of March 31, 2010, we had not commenced real estate operations, and so we had no calculation of FFO for the three months ended March 31, 2010.

Off-Balance Sheet Arrangements

As of March 31, 2010, we had no off-balance sheet arrangements other than the potential reimbursement of our organizational and offering costs that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Subsequent Events

Extension of the Minimum Offering Period

Pursuant to the terms of our public offering, if we do not raise at least $2,000,000 in subscription proceeds by April 15, 2010, our escrow agent is required to return all funds in the escrow account to subscribers and we are required to stop selling our shares, unless we elect to extend the date by which we are required to raise the minimum offering amount by written notice to the escrow agent. On April 2, 2010, we delivered written notice to our escrow agent of our election to extend the date by which we are required to raise the minimum offering amount by 60 days from April 15, 2010 to June 14, 2010. Following this extension, if we do not raise at least $2,000,000 in subscription proceeds by June 14, 2010, the escrow agent is required to return all funds in the escrow account to subscribers and we will stop selling our shares in the public offering.

In connection with our election to extend the minimum offering period to June 14, 2010, we mailed a letter to each person who subscribed for our shares pursuant to which each subscriber was granted the option to elect to maintain the subscriber’s subscription proceeds in the escrow account until the earlier to occur of (1) the date we raise the minimum offering amount (in which case the subscription proceeds will be released to us) and (2) June 14, 2010 (in which case our public offering will terminate and the subscription proceeds will be released to the subscriber).  If a subscriber elected not to maintain subscription proceeds in the escrow account, the subscriber’s escrowed subscription proceeds, plus the subscriber’s pro rata portion of any interest earned on the aggregate subscription proceeds held in escrow, would be returned to the subscriber promptly following April 15, 2010, the date that the minimum offering period was originally scheduled to end. During the period from March 31, 2010 to May 17, 2010, in connection with our extension of the minimum offering period, we refunded $55,000 in subscription proceeds to investors which had previously subscribed for shares of our common stock.  As of May 14, 2010, we had accepted in escrow subscriptions for an aggregate of 5,650 shares of our common stock, or $56,500. We continue to accept and process subscriptions on an ongoing basis.

Potential Acquisitioni of a Hotel Property Pursuant to a Joint Venture

On April 30, 2010, in connection with our proposed acquisition of an indirect interest in a hotel property located in Atlanta, Georgia, or the Residence Inn property, we, through a wholly-owned subsidiary of our operating partnership, or the Company Member, entered into a joint venture with an entity owned by Brett C. Moody, our chairman and chief executive officer, or the Moody Member.  As of April 30, 2010, the Company Member had made initial capital contributions to the joint venture in the amount of $461,250, representing a 75% membership interest in the joint venture.

The Company Member’s initial capital contribution to the joint venture was funded pursuant to a promissory note in favor of Moody Member in the aggregate principal amount of $461,250, or the promissory note. The entire principal amount of the promissory note and all accrued and unpaid interest thereon is due and payable in full on the date of the closing of the acquisition of the Residence Inn property, which closing will take place no later than May 31, 2010, which we refer to as the “closing date.” In the event that the entire principal amount of the promissory note and all accrued and unpaid interest thereon is not paid in full by the closing date, the Company Member will transfer all of its membership interest in the joint venture to the Moody Member in exchange for the cancellation of the promissory note.

The joint venture will acquire the Residence Inn property through a wholly-owned subsidiary on or before the closing date for an aggregate purchase price of $7,350,000, including the assumption of $5,000,000 of existing indebtedness on the Residence Inn property, plus closing costs and transfer taxes. The cash purchase price and other fees and expenses incurred in connection with the acquisition of the Residence Inn property will be funded by additional capital contributions to the joint venture from the Company Member and the Moody Member on or before the closing date. The Company Member’s payment of its additional capital contribution is contingent upon a number of factors, including (1) the sale of the minimum amount of $2,000,000 in shares required to release offering proceeds from escrow in accordance with the terms of our initial public offering; (2) the sale of a sufficient number of shares in our initial public offering to fund the Company Member’s additional capital contribution; and (3) the satisfaction of all conditions and consents relating to the acquisition of the Residence Inn property.

MOODY NATIONAL REIT I, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MOODY NATIONAL REIT I, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash	$202,000	$202,000
Escrowed investor proceeds	76,507	111,509

Total Assets	$278,507	$313,509

LIABILITIES AND EQUITY
Liabilities:
Subscriptions for common stock	$76,507	$111,509

Total Liabilities	76,507	111,509

Special Partnership Units— 100 Special Units of the Operating Partnership	1,000	1,000

Equity:

Stockholders’ equity:
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 22,222 issued and outstanding	222	222
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	199,778	199,778
Total stockholders’ equity	200,000	200,000
Noncontrolling interest- 100 common units of the Operating Partnership	1,000	1,000
Total Equity	201,000	201,000

TOTAL LIABILITIES AND EQUITY	$278,507	$313,509

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED STATEMENTS OF EQUITY
Three months ended March 31, 2010 and 2009
(Unaudited)

	Common Stock		Preferred Stock			Noncontrolling Interest
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Number of Units	Par Value	Total Equity

Balance at January 1, 2010	22,222	$222	—	$—	$199,778	100	$1,000	$201,000

Issuance of common stock and operating partnership units, net	—	—	—	—	—	—	—	—

Balance at March 31, 2010	22,222	$222	—	$—	$199,778	100	$1,000	$201,000

Balance at January 1, 2009	22,222	$222	—	$—	$199,778	100	$1,000	$201,000

Issuance of common stock and operating partnership units, net	—	—	—	—	—	—	—	—

Balance at March 31, 2009	22,222	$222	—	$—	$199,778	100	$1,000	$201,000

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2009

Cash flows from financing activities
Change in subscriptions for common stock	$(35,002)	$—
Escrowed investor proceeds	35,002	—
Cash provided by financing activities	—	—

Net change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	202,000	202,000
Cash and cash equivalents at end of period	$202,000	$202,000

See accompanying notes to consolidated financial statements.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

1. Organization

Moody National REIT I, Inc. (the “Company”) was formed on January 15, 2008 as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”). The Company was organized primarily to acquire a diverse portfolio of real estate investments including direct real properties, real estate securities and debt-related investments. As discussed in Note 4, the Company sold shares of its common stock to Moody National REIT Sponsor, LLC (“Sponsor”) on February 19, 2008. The Company’s fiscal year end is December 31. The Company had not begun operations as of March 31, 2010.

On May 2, 2008, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 100,000,000 shares of its common stock to the public in its primary offering and 10,526,316 shares of its common stock to its stockholders pursuant to its distribution reinvestment plan. On April 15, 2009, the SEC declared the Company’s registration statement effective and the Company commenced its initial public offering. Pursuant to the terms of the Company’s public offering, subscription proceeds are placed in escrow until the Company has received subscriptions aggregating at least $2,000,000.  If the Company does not raise the minimum offering amount of $2,000,000 by June 14, 2010, as extended (See Note 9), the Company will terminate its offering and refund all subscription proceeds held in the escrow account. The Company is initially offering shares to the public in its primary offering at a price of $10.00 per share, with discounts available for certain purchasers, and to its stockholders pursuant to its distribution reinvestment plan at a price of $9.50 per share. The Company’s board of directors may change the price at which the Company offers shares to the public in its primary offering from time to time during the offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant. The Company intends to use substantially all of the net proceeds from its public offering to invest in a diverse portfolio of real estate assets as described below.

As of March 31, 2010, the Company had not received subscriptions for the minimum offering amount of $2,000,000 and therefore had not yet commenced operations.

The Company’s ability to continue as a going concern is dependent on raising the minimum offering amount and additional funds to enable the Company to pursue its acquisition strategy. Due to the uncertainties described above, there is substantial doubt about whether the Company will be able to continue as a going concern. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liability amounts that may be necessary if the Company is unable to continue as a going concern.

The Company intends to use the net proceeds from its public offering to acquire a diversified portfolio of direct real properties, real estate securities and debt-related investments. The Company’s direct real property will consist primarily of hotel, multifamily, office, retail and industrial real properties. During the initial stages of the Company’s public offering, the Company anticipates investing primarily in hotel properties. The Company’s portfolio will also include investments in real estate securities and debt-related investments, focusing primarily on (1) mortgage and mezzanine loans, (2) debt and derivative securities related to real estate, including mortgage-backed securities, and (3) the equity securities of other REITs and real estate companies.

The Company’s advisor is Moody National Advisor I, LLC (“Advisor”), a Delaware limited liability company. Advisor is an affiliate of Sponsor, the Company’s sole stockholder. Subject to certain restrictions and limitations, Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of the Company’s business will be conducted through Moody National Operating Partnership I, L.P., the Company’s operating partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

are Moody National LPOP I, LLC (“Moody LPOP”) and Moody OP Holdings I, LLC, (“Moody Holdings”), affiliates of the Sponsor. Moody LPOP invested $1,000 in the OP in exchange for common units and Moody Holdings invested $1,000 in the OP and, in exchange for such investment, was issued a separate class of limited partnership units (the “Special Units”). As the Company accepts subscriptions for shares of its common stock, it will transfer substantially all of the net proceeds of its public offering to the OP as a capital contribution. The OP’s partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP. The common units of the OP may be tendered for redemption once they have been outstanding for at least one year. At such time, the Company has the option to redeem the common units for shares of the Company’s common stock, cash or a combination thereof at the Company’s sole discretion. The Special Units will be redeemed pursuant to the OP’s partnership agreement upon the termination or nonrenewal of the advisory agreement between the Company and the Advisor or upon certain other events outside of the control of the Special Unit holder. Upon the termination or nonrenewal of the advisory agreement by the Company for “cause” (as defined in the advisory agreement) all of the Special Units will be redeemed for $1.00. Upon the occurrence of any of the events outside of the control of the Special Unit holder which trigger redemption of the Special Units, the Special Units will be redeemed, at the Advisor’s option, for shares of the Company’s common stock, a non-interest bearing promissory note payable solely from the proceeds of assets sales, or a combination thereof.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiary, the OP. All intercompany profits, balances and transactions are eliminated in consolidation.

The Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures through which the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on applicable generally accepted accounting principles, or GAAP, which requires the consolidation of VIEs in which the Company is deemed to have the controlling financial interest.  The Company will have the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could potentially be significant to it.  If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which the Company has control and/or substantive participating rights under the respective ownership agreement.

There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE.  The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial statements and the rules and regulations of the SEC. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, readers should refer to the audited consolidated financial

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 31, 2010.

Organization and Offering Costs

Organization and offering costs of the Company will be incurred by Advisor on behalf of the Company and, accordingly, are not a direct liability of the Company. Under the terms of the advisory agreement with Advisor, the Company and the OP will be obligated to reimburse Advisor for organization and offering costs once the minimum offering of $2,000,000 is achieved. In the event the minimum offering amount is not sold to the public by June 14, 2010, as extended (See Note 9), the Company will terminate the initial public offering and have no obligation to reimburse Advisor for any organizational and offering costs. The amount of the reimbursement to Advisor for cumulative organization and offering costs is limited to a maximum amount of up to 15% of the aggregate gross proceeds from the sale of the Company’s shares of common stock in the Company’s public offering. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of Advisor’s employees and employees of Advisor’s affiliates and others. Any such reimbursement will not exceed actual expenses incurred by Advisor.

All offering costs, including selling commissions and dealer manager fees, will be recorded as an offset to additional paid-in-capital, and all organization costs will be recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of March 31, 2010, organization costs of approximately $1,905,000 and offering costs of approximately $932,000 were incurred by Advisor on the Company’s behalf. The Company will begin to accrue for organization and offering costs once the minimum offering of $2,000,000 has been sold under the Company’s public offering.

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing in the taxable year in which the Company raises the minimum offering amount. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). REITs are subject to a number of other organizational and operations requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

The Company plans to lease any hotels it may acquire to wholly-owned taxable REIT subsidiaries that are subject to federal, state and local income taxes. The Company will account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance will be recorded for net deferred tax assets that are not expected to be realized.

The Company has reviewed tax positions under GAAP guidance that clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

Concentration of Credit Risk

As of March 31, 2010, the Company did not have cash on deposit in excess of federally insured levels and the Company has not experienced any losses in its account. The Company limits cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk in cash and cash equivalents.

Valuation and Allocation of Real Property — Acquisition

Upon acquisition, the purchase price of real property will be allocated to the tangible assets acquired, consisting of land, buildings and tenant improvements, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place contracts, tenant relationships and any goodwill or gain on purchase. Acquisition costs will be charged to expense as incurred. Initial valuations are subject to change until the information is finalized, which will be no later than twelve months from the acquisition date.

The fair value of the tangible assets acquired, consisting of land, buildings and tenant improvements, will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and buildings. Land values will be derived from appraisals, and building values will be calculated as replacement cost less depreciation or Advisor’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of tenant improvements will be based on estimates of those costs incurred at inception of the related acquired leases, depreciated through the date of acquisition. The value of the building will be depreciated over the estimated useful life of twenty-seven to forty-five years using the straight-line method and the value of tenant improvements will be depreciated over the remaining lease terms of the respective leases, which include periods covered by bargain renewal options.

The Company will determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that Advisor believes the Company could obtain. Any difference between the fair value and stated value of the assumed debt will be recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

The Company will determine the value of above-market and below-market leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) Advisor’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the respective leases, which include periods covered by bargain renewal options. The Company will record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental revenue over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the out-of-market lease value will be recognized in rental revenue.

The total value of identified real estate intangible assets acquired will be further allocated to in-place lease values, in-place contracts, in-place leasing commissions and tenant relationships based on the Company’s evaluation of the specific characteristics of each contract or tenant’s lease and the Company’s overall relationship with that respective tenant or contracting party. The aggregate value for leasing commissions will be based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition. The aggregate value of in-place leases acquired and tenant relationships will be determined by applying a fair value model. The estimates of fair value of in-place leases will include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering then current market conditions. In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, the Company will include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on then current market conditions. The estimates of the fair value of tenant relationships will also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by Advisor on a tenant-by-tenant basis.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

The Company will amortize the value of in-place leases and in-place leasing commissions over the remaining term of the respective leases, which include periods covered by bargain renewal options, and the value of in-place contracts will be amortized over the remaining term of the respective contracts. The value of tenant relationship intangibles will be amortized over the initial term and any anticipated renewal periods, but in no event exceeding the remaining depreciable life of the building. If a tenant terminates its lease prior to expiration of the initial terms, the unamortized portion of the in-place lease value and tenant relationship intangibles will be charged to expense.

In allocating the purchase price of each of the Company’s properties, Advisor will make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition as if it were vacant. Many of these estimates will be obtained from independent third party appraisals. However, Advisor will be responsible for the source and use of these estimates. A change in these estimates and assumptions could result in a change in the valuation of the various categories of the Company’s real estate assets or related intangibles, which could in turn result in a change in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Real Property — Ownership

Real estate property in the Company’s portfolio will be stated at cost. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties will be capitalized. Real estate taxes and interest costs incurred during construction periods will be capitalized. Capitalized interest costs will be based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs will be amortized over lives which are consistent with the constructed assets.

Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs that are not part of the exchange, will be expensed as incurred.

The Company intends to conduct its operations so that tenant improvements, either paid directly or in the form of construction allowances paid to tenants, will be capitalized and depreciated over the applicable lease term. Maintenance and repairs will be charged to expense when incurred. Expenditures for significant betterments and improvements will be capitalized.

Depreciation or amortization expense will be computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	27-45
Exterior improvements	10-20
Equipment and fixtures	5-10

Investments in Real Estate Securities

Investments in real estate securities are required to be classified as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its investments in real estate securities until maturity, the Company may, from time to time, sell any of these assets as part of the overall management of its portfolio. Accordingly, all of the Company’s real estate securities assets will be classified as available-for-sale. All assets classified as available-for-

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

sale will be reported at estimated fair value, based on market prices from independent sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. As a result, changes in fair value will be recorded to accumulated other comprehensive income, which is a component of stockholders’ equity, rather than through the Company’s consolidated statements of operations. To the extent that volatile market conditions persist or deteriorate, they may negatively impact the Company’s ability to both acquire and sell any real estate-related securities holdings at a price and with terms acceptable to the Company, and the Company could be required to recognize impairment charges in its consolidated statement of operations. If real estate securities were classified as trading securities, there could be substantially greater volatility in earnings from period to period as these investments would be marked to market and any reduction in the value of the securities versus the previous carrying value would be considered an expense in the Company’s consolidated statements of operations.

Debt-Related Investments

The Company intends to hold debt-related investments to maturity and, accordingly, such assets will be carried at cost, net of unamortized loan origination costs and fees, discounts, repayments, sales of partial interests in loans, and unfunded commitments.

Investment Impairments

For real estate the Company may wholly own, the Company will monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable. When such events or changes in circumstances are present, the Company will assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, the Company will recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale.

For real estate the Company may own through an investment in a joint venture or other similar investment structure, at each reporting date the Company will compare the estimated fair value of the Company’s investment to the carrying value. An impairment charge will be recorded to the extent the fair value of the Company’s investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.

In evaluating the Company’s investments for impairment, Advisor will make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during the Company’s ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the carrying amount of the Company’s investments which could then result in a material change to the Company’s financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage, and other hotel revenues, will be recognized as the related services are delivered. Ongoing credit evaluations will be performed and an allowance for potential credit losses will be provided against the portion of accounts receivable that is estimated to be uncollectible.

The Company will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements will be recorded as deferred rent receivable and will be included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. The Company anticipates collecting these amounts over the terms of the leases as scheduled rent payments are made. Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenditures are incurred. In conjunction with certain acquisitions, the Company may receive payments under master lease agreements pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the purchase of some of its properties. Upon receipt of the payments, the receipts will be recorded as a reduction in the purchase price of the

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

related properties rather than as rental income. These master leases may be established at the time of purchase to mitigate the potential negative effects of loss of rent and expense reimbursements. Master lease payments will be received through a draw of funds escrowed at the time of purchase and may cover a period from one to three years. These funds may be released to either the Company or the seller when certain leasing conditions are met. Restricted cash will include funds received by third party escrow agents, from sellers, pertaining to master lease agreements. The Company will record such escrows as both an asset and a corresponding liability, until certain leasing conditions are met. The Company will accrue lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, and the tenant is no longer occupying the property.

Valuation of Accounts and Rents Receivable

The Company will take into consideration certain factors that require judgments to be made as to the collectibility of receivables. Collectibility factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance on the consolidation of a VIE.  The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. The Company adopted this guidance effective January 1, 2010.  The adoption of this new guidance did not have a material impact on the Company’s financial statements, but will result in additional disclosures when the Company acquires an interest in a VIE.

In January 2010, the FASB issued “Improving Disclosures about Fair Value Measurements.”  The standard requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which did not have an impact on the Company’s financial position, results of operations or cash flows.

3. Investments

As of March 31, 2010, the Company had not commenced operations. Subscription proceeds collected from investors were deposited in escrow in an interest bearing bank account.

As of March 31, 2010, neither the Company nor the OP had purchased or contracted to purchase any properties or other investments.

4. Capitalization

Under the Company’s Articles of Amendment and Restatement (“the Charter” ), the Company has the authority to issue 400,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On February 19, 2008, the Company sold 22,222 shares of common stock to the Sponsor for $200,000 in cash.

Subscription proceeds are placed in an escrow account until such time as subscriptions to purchase at least $2.0 million of shares of common stock have been received and accepted by the Company. During the period from December 31, 2009 to March 31, 2010, the Company received subscriptions to purchase $20,000 in shares, or 2,000 shares, of common stock, and refunded $55,000 in subscription proceeds to investors which had previously subscribed for shares of common stock. As of March 31, 2010, the

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

Company’s escrow agent was holding in escrow subscriptions for $76,500 in shares, or 7,650 shares, of the Company’s common stock. The subscription proceeds held in escrow as of March 31, 2010, plus interest accrued thereon, have been recorded as a liability in the consolidated balance sheets because such shares are refunded if the subscription minimum is not met.

The Company’s board of directors is authorized to amend the Charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

5. Distributions

The Company intends to make regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by the Company’s board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. During the early stages of the Company’s operations, the Company may declare distributions in excess of funds from operations. As a result, the Company’s distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of the Company’s “REIT taxable income” each year.  The Company’s stockholders may choose whether to have distributions paid in cash or to have distributions otherwise payable to them in cash invested in additional shares of the Company’s common stock pursuant to the terms and conditions of the Company’s distribution reinvestment plan. As of March 31, 2010, the Company had not paid or declared any distributions.

6. Related Party Arrangements

Advisor and certain affiliates of Advisor will receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.

Moody Securities, LLC (“Moody Securities”), the dealer manager of the Company’s public offering, will receive a commission of up to 6.5% of gross offering proceeds. Moody Securities may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, the Company will pay Moody Securities a dealer manager fee of up to 3.5% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee will be paid for sales under the Company’s distribution reinvestment plan.

The Company will reimburse Advisor for organizational and offering expenses incurred on the Company's behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred, and provided that Advisor is obligated to reimburse the Company to the extent selling commissions, the dealer manager fee and other organizational and offering expenses incurred by the Company exceed 15.09% of gross offering proceeds.

Advisor, or its affiliates, will also receive an acquisition fee equal to 1.5% of (1) the cost of investments the Company acquires or (2) the Company’s allocable cost of investments acquired in a joint venture. With respect to investments in and originations of loans, Advisor will receive an origination fee in lieu of an acquisition fee. The origination fee will equal 1.5% of the amount funded by the Company to invest in or originate such loan.

Advisor will also receive debt financing fees of 1.0% of the amount available under any loan or line of credit made available to the Company. It is anticipated that Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company.

The Company expects to pay Moody National Management, L.P. (“Moody Management”), its property manager, a market-based property management fee in connection with the operation and management of properties. In the event that the Company contracts directly with a non-affiliated third-party property manager, the Company will pay Moody Management a market-based oversight fee.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

The Company will pay Advisor a monthly asset management fee of one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments held by the Company at month-end.

If Advisor provides a substantial amount of services in connection with the sale of a property or other investment, Advisor or its affiliates also will be paid a disposition fee equal to 3.0% of the contract sales price of each property or other investment sold.

The Company will reimburse Advisor for all expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of its average invested assets, or (2) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

7. Incentive Awards Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares will be authorized and reserved for issuance under the Incentive Award Plan. No awards have been granted as of March 31, 2010. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s current independent directors will receive 5,000 shares of restricted stock when and if the Company raises the minimum offering amount of $2,000,000. Each new independent director that subsequently joins the Company’s board of directors will receive 5,000 shares of restricted stock on the date he or she joins the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive 2,500 restricted shares. Subject to certain conditions, the restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant.

8. Subordinated Participation Interest

Pursuant to the Limited Partnership Agreement of the OP, the holders of the Special Units will be entitled to distributions from the OP in an amount equal to 15.0% of net sales proceeds received by the OP on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which the OP owns a partnership interest, after the other holders of common units, including the Company, have received, in the aggregate cumulative distributions from operating income, sales proceeds or other sources, equal to their capital contributions plus an 8.0% cumulative non-compounded annual pre-tax return thereon. The Special Units will be redeemed for the above amount upon the earliest of: (1) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement or (2) a listing of the Company’s common stock on a national securities exchange.

9. Subsequent Events

The Company has evaluated subsequent events, and the impact on the reported results and disclosures, through the date the accompanying consolidated financial statements of the Company were filed with the SEC.

Extension of the Minimum Offering Period

Pursuant to the terms of the Company’s public offering, if the Company does not raise at least $2,000,000 in subscription proceeds by April 15, 2010, the escrow agent is required to return all funds in the escrow account to subscribers and the Company

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements
Three months ended March 31, 2010 and 2009

(unaudited)

will stop selling its shares unless the Company elects to extend the date by which the Company is required to raise the minimum offering amount by written notice to the escrow agent. On April 2, 2010, the Company delivered written notice to the Company’s escrow agent of the Company’s election to extend the date by which the Company is required to raise the minimum offering amount by 60 days to June 14, 2010. Following this extension, if the Company does not raise at least $2,000,000 in subscription proceeds by June 14, 2010, the escrow agent is required to return all funds in the escrow account to subscribers and the Company will stop selling its shares in the public offering.

In connection with the Company’s election to extend the minimum offering period to June 14, 2010, the Company mailed a letter to each person who subscribed for shares pursuant to which each subscriber was granted the option to elect to maintain the subscriber’s subscription proceeds in the escrow account until the earlier to occur of (1) the date the Company raised the minimum offering amount (in which case the subscription proceeds will be released to the Company) and (2) June 14, 2010 (in which case the Company’s public offering will terminate and the subscription proceeds will be released to the subscriber).  If a subscriber elected not to maintain subscription proceeds in the escrow account, the subscriber’s escrowed subscription proceeds, plus the subscriber’s pro rata portion of any interest earned on the aggregate subscription proceeds held in escrow, would be returned to the subscriber promptly following April 15, 2010, the date that the minimum offering period was originally scheduled to end. During the period from March 31, 2010 to May 17, 2010, in connection with the Company’s extension of the minimum offering period, the Company refunded $55,000 in subscription proceeds to investors which had previously subscribed for shares of the Company’s common stock. As of May 14, 2010, the Company had accepted in escrow subscriptions for an aggregate of 5,650 shares of the Company’s common stock, or $56,500. The Company continues to accept and process subscriptions on an ongoing basis.

Potential Acquisition of a Hotel Properly Pursuant to a Joint Venture

On April 30, 2010, in connection with the Company’s proposed acquisition of an indirect interest in a hotel property located in Atlanta, Georgia (the “Residence Inn Property”), the Company, through a wholly-owned subsidiary of the OP (the “Company Member”), entered into a joint venture (the “Joint Venture”) with an entity owned by Brett C. Moody, the Company’s chairman and chief executive officer (the “Moody Member”).  As of April 30, 2010, the Company Member had made initial capital contributions to the Joint Venture in the amount of $461,250, representing a 75% membership interest in the Joint Venture.

The Company Member’s initial capital contribution to the Joint Venture was funded pursuant to a promissory note in favor of Moody Member in the aggregate principal amount of $461,250 (the “Promissory Note”). The entire principal amount of the Promissory Note and all accrued and unpaid interest thereon is due and payable in full on the date of the closing of the acquisition of the Residence Inn Property, which closing will take place no later than May 31, 2010 (the “Closing Date”).  In the event that the entire principal amount of the Promissory Note and all accrued and unpaid interest thereon is not paid in full by the Closing Date, the Company Member will transfer all of its membership interest in the Joint Venture to the Moody Member in exchange for the cancellation of the Promissory Note.

The Joint Venture will acquire the Residence Inn Property through a wholly-owned subsidiary on or before the Closing Date for an aggregate purchase price of $7,350,000, including the assumption of $5,000,000 of existing indebtedness on the Residence Inn Property, plus closing costs and transfer taxes. The cash purchase price and other fees and expenses incurred in connection with the acquisition of the Residence Inn Property will be funded by additional capital contributions to the Joint Venture from the Company Member and the Moody Member on or before the Closing Date. The Company Member’s payment of its additional capital contribution is contingent upon a number of factors, including (1) the sale of the minimum amount of $2,000,000 in shares required to release offering proceeds from escrow in accordance with the terms of the Company’s initial public offering; (2) the sale of a sufficient number of shares in the Company’s initial public offering to fund the Company Member’s additional capital contribution; and (3) the satisfaction of all conditions and consents relating to the acquisition of the Residence Inn Property.